PROSPECTUS


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                FUND
                AMERICAN
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                    FUND AMERICAN ENTERPRISES HOLDINGS, INC.
                               RE-OFFER PROSPECTUS

                          2,000 SHARES OF COMMON STOCK

                      ------------------------------------

     This Prospectus relates to 2,000 shares of Common Stock; par value $1.00 per share (the "FAEH Common Stock"), of Fund American Enterprises Holdings, Inc., a Delaware Corporation ("FAEH"), issued or issuable to the shareholders named herein under the caption "Selling Shareholders" (the "Selling Shareholders") pursuant to the Fund American Long-Term Incentive Plan (the "Plan"). Such shares of FAEH Common Stock have been listed on the New York Stock Exchange.

     Each of the Selling Shareholders, their donees and estates, their respective pledgees and dealers who may purchase from any of the foregoing, may from time to time sell all or part of the shares of FAEH Common Stock that may be offered by such person hereunder on the New York Stock Exchange, Inc. or other securities exchange or over the counter market, at prices and at terms then prevailing or in negotiated transactions or otherwise. It is understood that the Securities and Exchange Commission (the "SEC") may take the view that, under certain circumstances, such persons effecting resales of shares of FAEH Common Stock purchased under the Plan and dealers or brokers handling such transactions may be deemed (such persons not so conceding) to be "underwriters" within the meaning of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act"), with respect to such sales.

     The principal executive office of FAEH is located at 80 South Main Street, Hanover, NH 03755 and its telephone number is (603) 643-1567.

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    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION PASSED UPON THE ACCURACY
               OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

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     Neither delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of FAEH since the date hereof or the dates as of which information is set forth herein. No person has been authorized to give any information or to make representations, other than as contained herein, in connection with the offer contained in this Prospectus, and if given or made, such information or representations must not be relied upon as having been authorized by FAEH. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy the FAEH Common Stock to which this Prospectus relates in any state or other jurisdiction to any person to whom it is unlawful to make such offer or solicitation.

                      ------------------------------------


                THE DATE OF THIS PROSPECTUS IS DECEMBER 31, 1998


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                                TABLE OF CONTENTS

Available Information             2        Selling Shareholders           3
Incorporation of Certain                   Plan of Distribution           4
    Documents by Reference        2        Experts                        4
Use of Proceeds                   3        Legal Opinion                  4


                              AVAILABLE INFORMATION

     FAEH is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information concerning FAEH may be inspected and copied at the public reference facility maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC, Room 1400, 75 Park Place, New York, New York 10007 and Room 3190, Kluczynski Federal Building, 230 South Dearborn Street, Chicago, Illinois 60604. Such materials can also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005. Copies of such material can also be obtained from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates and can be viewed and downloaded at www.fundamerican.com.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     There is hereby incorporated by reference herein FAEH's Annual Report on Form 10-K for its fiscal year ended December 31, 1998 and the description of the FAEH Common Stock which is contained in FAEH's registration statement on Form S-3 dated July 26, 1994, as amended by FAEH's amendment on Form S-3 dated November 7, 1994, including any amendment or report filed for the purpose of updating such description.

     All documents subsequently filed by FAEH pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated herein (or deemed to be incorporated by reference) shall be deemed to be modified or superseded to the extent that a statement contained herein has modified or superseded such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. FAEH hereby undertakes to provide, without charge, to each person to whom this Prospectus is delivered, on the written or oral request of such person, any and all of the documents incorporated by reference in this Prospectus (other than Exhibits to such documents unless such Exhibits are specifically incorporated by reference into the document that this Prospectus incorporates). Written or oral requests of such copies should be directed to Dennis P. Beaulieu, Secretary, Fund American Enterprises Holdings, Inc., 80 South Main Street, Hanover, NH 03755.

                                 USE OF PROCEEDS

     FAEH will receive no proceeds from the sale of these securities.


                              SELLING SHAREHOLDERS

     Set forth below is a list of the Selling Shareholders, their positions with FAEH and the number of shares of FAEH Common Stock (a) beneficially owned by each as of December 31, 1998, and (b) which each may sell pursuant to this Prospectus (which represents those shares of FAEH Common Stock purchased on behalf of the Selling Shareholders' under the Plan). The following is based on information furnished by the Selling Shareholders.

                                                                           SHARES
                                                                        BENEFICIALLY             SHARES
                                                                         OWNED AS OF              BEING
                                                                        DECEMBER 31,             OFFERED
 OWNER                              POSITION                               1998(A)               HEREBY
 -----                              --------                               -------               ------
John J. Byrne                Chairman, President &
                             Chief Executive Officer                      1,720,973 (b)               0

K. Thomas Kemp               Executive Vice President                        23,546               2,000
                                                                                                  -----

                           TOTAL SHARES BEING OFFERED HEREBY                                      2,000
                                                                                                  -----
                                                                                                  -----



(a) Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act.

(b) The shares of FAEH Common Stock shown as beneficially owned by Mr. Byrne consist in part of warrants to purchase 1,000,000 shares of FAEH Common Stock, which are currently exercisable.

     Assuming all shares of FAEH Common Stock offered hereby were sold as of December 31, 1998, Messrs. Byrne and Kemp would retain beneficial ownership of 1,720,973 and 21,546 shares, respectively, and none of them would beneficially own greater than one percent of the total number of shares of FAEH Common Stock outstanding, except Mr. Byrne who would then own 25.2% of such shares as of December 31, 1998.

     The business address of Messrs. Byrne and Kemp is 80 South Main Street, Hanover, NH 03755.

                              PLAN OF DISTRIBUTION

     Each of the Selling Shareholders, their donees and estates, their respective pledgees and dealers who may purchase from any of the foregoing may from time to time sell all or part of the shares of FAEH Common Stock that may be offered by such person hereunder on the New York Stock Exchange, Inc. or other securities exchange or over the counter market, at prices and at terms then prevailing or in negotiated transactions or otherwise.

                                     EXPERTS

     The consolidated financial statements of FAEH, appearing in FAEH's Annual Report on Form 10-K for the year ended December 31, 1998, have been audited by KPMG Peat Marwick, Independent Auditors, as set forth in their report included therein, and incorporated herein by reference. The consolidated financial statements referred to above are incorporated herein by reference in reliance upon such report and upon the authority of such firm as experts in auditing and accounting.


                                  LEGAL OPINION

     The validity of the FAEH Common Stock registered pursuant to the Plan was passed upon for FAEH by Richard E. Dobson, Vice President and General Counsel of FAEH at the applicable time.




















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